Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form F-3 No. 333-191250 and No. 333-209596 and Form S-8 No. 333-134590, No. 333-141988, No. 333-173244, No. 333-180506, No. 333-187585, No. 333-195004, No. 333-203049 and No. 333-210471) and related Prospectus of Nomura Holdings, Inc. of our reports dated June 23, 2016, with respect to the consolidated financial statements of Nomura Holdings, Inc., and the effectiveness of internal control over financial reporting of Nomura Holdings, Inc., included in this Annual Report (Form 20-F) for the year ended March 31, 2016.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

June 23, 2016